HANSEN, BARNETT & MAXWELL

A Professional Corporation

CERTIFIED PUBLIC ACCOUNTANTS

(801) 532-2200

Member of AICPA Division of Firms Fax (801) 532-7944

Member of SECPS 345 East Broadway, Suite 200

Member of Summit International Associates, Inc. Salt Lake City, Utah 84111-2693

www.hbmcpas.com

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors

Synergy Technologies Corporation

As independent certified public accountants, we hereby consent to the use of our report dated March 17, 2000 with respect to the consolidated financial statements of Synergy Technologies Corporation included in this Registration Statement on Form SB-2/A, and consent to the use of our name in the "Experts" section of this Registration Statement.

/s/HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah

December 29, 2000